Exhibit 99.1
Contact:
Gregory Burns
Chief Executive Officer
(646) 495-5094

CLARK HOLDINGS INC. ANNOUNCES FIRST QUARTER 2009 RESULTS

NEW YORK, May 20, 2009—Clark Holdings Inc. (NYSE AMEX: GLA) today announced its operating results for the 13 weeks ended April 4, 2009 and March 29, 2008. Net loss attributable to Clark Holdings Inc. common stockholders for the 13 weeks ended April 4, 2009 was $532,000 ( $0.05 per diluted common share) and net income for the 13 weeks ended March 29, 2008 was and $165,000 ($0.01 per diluted common share).

For more information on Clark Holdings Inc.’s results of operations for the first quarter of 2009, please see the company’s Form 10-Q for the quarterly period ended April 4, 2009, which was filed with the Securities and Exchange Commission.

SUMMARY FOR CLARK HOLDINGS INC.
(in thousands, except per share amounts)
(unaudited)

	For the 13 weeks ended
	April 4, 2009	March 29, 2008
Gross revenue	$17,443	$19,299

Gross profit (Net revenue)	$6,187	$7,211

(Loss) income from operations	$(731)	$920

Net Interest (expense) Income	$(23)	$227

Less Clark Group Inc. income prior to Acquisition in 2008	$-	$(834)

Income tax benefit (expense)	$222	$(148)

Net (loss) income	$(532)	$165

Basic and diluted net (loss) income per common share attributable to Clark Holdings Inc. common shareholders	$(0.05)	$0.01

Number of shares in calculation
Basic	10,859	12,710
Diluted	10,859	12,714

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.